NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of 6.875% Notes due 2026 and 7.25% Notes due 2024 (the 'Securities') of Medley LLC (the 'Company') from listing and registration on the Exchange at the opening of business on August 3, 2021, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision to initiate delisting proceedings pursuant to Section 802.01D of the Listed Company Manual (the 'Manual') in light of the uncertainty as to the ultimate effect of the Company's bankruptcy reorganization process on the value of the securities of both the Company and Medley Management Inc. ('MDLY'). The Company had filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware on March 7, 2021. Pursuant to the Chapter 11 plan of reorganization and wind-down that was filed on July 6, 2021, MDLY will receive no recovery on its majority ownership interest in the Company, and it is also unclear what, if any, recovery will apply to the Company's Securities. The Exchange also noted the provision of Section 802.01D that applies when an issuer has sold or otherwise disposed of its principal operating assets or has ceased to be an operating company or has discontinued a substantial portion of its operations or business. Separately, the Exchange noted that both the Company and MDLY are late on their SEC filings pursuant to Listed Company Manual Section 802.01E. Pursuant to the above authorization, the Company was notified by letter on July 7, 2021 of the Exchange's intention to initiate delisting proceedings. Further, on July 7, 2021, a press release announcing the initiation of delisting proceedings and the suspension of trading in the Securities was issued and posted on the Exchange's website. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Securities, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.